Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the use of our reports, dated February 23, 2012, with respect to the financial statements and financial highlights of Pax MSCI North America ESG Index ETF and Pax NSCI EAFE ESG Index ETF (the two portfolios comprising the Pax World Funds Series Trust II) included in their annual report for the year ended December 31,2011 that is incorporated by reference into this Post Effective Amendment number 4 to the Registration Statement (Form N-1A No. 333-156141) of Pax World Funds Series Trust II.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 26, 2012